UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 13, 2014

Platinum Underwriters Holdings, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-31341	98-0416483
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Waterloo House, 100 Pitts Bay Road, Pembroke, Bermuda		HM 08
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 295-7195

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

At the 2013 Annual General Meeting of Shareholders of Platinum Underwriters Holdings, Ltd. (the “Company”), the advisory proposal on executive compensation (the “Say on Pay Proposal”) passed with 61.4% of the votes cast approving the compensation paid to the Company’s named executive officers as disclosed in its 2013 proxy statement. This contrasts with the 97.1% approval received at the Company’s 2012 Annual General Meeting of Shareholders. The vote outcome was disappointing to the Company, its Board of Directors and the Compensation Committee of its Board of Directors (the “Compensation Committee”) for various reasons, including the changes to the Company’s executive compensation program implemented in 2012 that are described below.

Although the 2013 results represented a majority support for the Company’s named executive officer compensation program (as disclosed in the Company’s 2013 proxy statement), the Company initiated an extensive shareholder outreach program to better understand the results of the advisory vote on executive compensation and shareholder perceptions or concerns regarding the Company’s executive compensation program. The Chairman of the Compensation Committee and members of management were directly involved in this effort, including engaging with the proxy advisory firm ISS Proxy Advisory Services (“ISS”), which had recommended against approval of the Say on Pay Proposal. The Compensation Committee thoroughly reviewed the Company’s compensation programs and practices in light of the feedback provided by shareholders and ISS.

In connection with its ongoing review of the Company’s executive compensation program, including the Company’s outreach efforts, within the past two years, the Compensation Committee has taken the following actions to further enhance the alignment between the Company’s executive compensation program and the interests of its shareholders:

•	Replaced Time-Based Equity Awards with Performance-Based Equity Awards: In lieu of granting time-based equity awards under the Company’s 2010 Share Incentive Plan every few years, the Company began annual grants in 2012 of a new performance-based equity award in the form of market share units. These market share units are settled based on changes in the Company’s share price over a multi-year performance period and will be forfeited if the Company’s share price has declined by more than 50% at the end of that period.

•	Reduced Maximum Payout Levels under Annual Incentive Plan: In 2012, the Compensation Committee reduced the maximum payout levels under the Company’s Amended and Restated Annual Incentive Plan (the “Annual Incentive Plan”) from 200% of target to 175% of target.

•	Enhanced Retentive Component of the Executive Incentive Plan: In 2012, to address the impact of the volatility of the Company’s business over the three-year performance cycle under the Company’s Amended and Restated Executive Incentive Plan (the “Executive Incentive Plan”), the Company enhanced the retentive element of such plan with a minimum payout level for each year in the three-year performance cycle in which threshold annual return on equity is achieved. Earned minimum payout levels are subject to continued service vesting and are not paid until the end of the full three-year performance cycle.

•	Enhanced Formulaic Nature of Annual Incentive Plan: In 2013, the Compensation Committee instituted a policy that prohibits positive discretion in the determination of payouts to executive officers under the Annual Incentive Plan based on individual performance. Accordingly, the Compensation Committee may reduce (but not increase) calculated payouts under the Annual Incentive Plan to reflect individual performance.

•	Recalibrated Chief Executive Officer’s Long-Term Incentive Compensation: In 2013, the Compensation Committee reduced the value of market share units granted to the Company’s Chief Executive Officer and increased the portion of long-term incentive compensation delivered in the form of performance-based share units under the Executive Incentive Plan, which vest based on the Company’s average annual return on equity over a three-year performance period.

•	Modified Peer Group: In 2013, with the assistance of the Compensation Committee’s independent compensation consultant, the Compensation Committee approved modifications to the Company’s compensation peer group. The Compensation Committee believes that the Company competes with a unique and differentiated group of offshore insurers and reinsurers for executive talent and investor capital and that this group of companies is subject to similar underlying business trends and forces impacting performance. The Compensation Committee approved modifications that expanded the Company’s peer group from nine companies to 12 companies, seven of which included the Company as a peer (or equivalent designation) in their 2012 peer groups. These modifications also lowered the overall average size of the peer group based on market capitalization and revenues as of December 31, 2012 versus the prior peer group.

•	Adopted a Clawback Policy: In 2013, the Company adopted a clawback policy that allows the Company to recover excessive incentive compensation paid to an executive officer in the event the Company’s financial statements are required to be restated.

•	Adopted a Policy Prohibiting Pledging and Hedging of Common Shares: In 2013, the Company amended its share ownership guidelines to prohibit executive officers and directors from pledging or hedging Company common shares.

Following the date hereof, the Company intends to discuss these modifications, among other items, with certain of its shareholders and other interested constituencies.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Platinum Underwriters Holdings, Ltd.

January 13, 2014	By:	/s/ Allan C. Decleir

Name: Allan C. Decleir
Title: Executive Vice President and Chief Financial Officer